NEWS RELEASE

The Hartford Announces Preliminary Results For Second Quarter 2011

Hartford, Conn., July 13, 2011— The Hartford today announced preliminary results for the second quarter of 2011. The company expects to report net income of approximately $24 million and core earnings* of approximately $12 million.

“The Hartford’s second quarter results were affected by severe U.S. catastrophe activity and other items unrelated to the fundamental performance of the underlying business,” said Liam E. McGee, chairman, president and chief executive officer of The Hartford.

“The Hartford’s businesses, as well as the investment portfolio, continued to perform well in the quarter. We had strong top-line growth in property and casualty Commercial Markets; solid underwriting profitability, excluding catastrophes and prior year development, across our property and casualty businesses; and a net unrealized gain position of approximately $800 million in the investment portfolio at the end of June,” added McGee.

Items impacting the second quarter include:

•	Current accident year catastrophe losses on 12 events totaled $447 million, pre-tax, or $290 million, after tax, with approximately sixty percent of overall losses incurred in the Consumer Markets segment and the remainder in Commercial Markets;

•	A reserve increase of $290 million, pre-tax, or $189 million, after tax, resulting from the company’s annual review of its legacy asbestos liabilities. The increase was primarily driven by higher frequency and severity of mesothelioma claims, particularly against certain smaller, more peripheral insureds;

•	A $73 million after-tax charge related to the write off of capitalized costs associated with a policy administration software project in Consumer Markets that was discontinued;

•	A $52 million tax benefit related to a resolution of a tax matter with the IRS for the computation of dividends received deduction for years 1998, 2000 and 2001; and

•	A negative DAC unlock, resulting in a $21 million after-tax impact to core earnings and a $76 million after-tax impact to net income.

In addition, the company recorded a $74 million after-tax charge related to the company’s previously announced disposition of Federal Trust Corporation. This charge is included in discontinued operations.

Second Quarter Core Earnings* to Net Income Reconciliation

	Estimated Amounts in	Estimated Amounts
	Millions	Per Common Share[1]

Core earnings	$12	$0.00*
Net realized gains, after tax and DAC	$92	$0.19
Discontinued operations	$(80)	$(0.16)

Net Income	$24	$0.03
[1] Per share amounts calculated using weighted average common shares of 482 million and
$11 million in dividends for mandatory convertible preferred stock

The Hartford will release its second quarter 2011 financial results on Wednesday, August 3, 2011, following the close of the market and will host a conference call to discuss its second quarter 2011 financial results on Thursday, August 4, 2011, at 9 a.m. EDT. The conference call will be simultaneously webcast on the investor relations section of the company’s website, http://ir.thehartford.com.

*Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

About The Hartford

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Annual Report for fiscal year 2010 on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

*DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.

Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three months ended June 30, 2011 is set forth in the reconciliation of non-GAAP financial measures included in this release.

Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three months ended June 30, 2011 is set forth in the reconciliation of non-GAAP financial measures included in this release.

Media Contact:	Investor Contact:
Shannon Lapierre 860-547-5624 shannon.lapierre@thehartford.com	Sabra Purtill 860-547-8691 sabra.purtill@thehartford.com

Ryan Greenier 860-547-8844 ryan.greenier@thehartford.com